Exhibit 5.1

May 7, 2021

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

We have acted as counsel to Koppers Holdings Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 1,500,000 additional shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), pursuant to the Koppers Holdings Inc. 2020 Long Term Incentive Plan, as amended (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined (i) the Plan; (ii) the Registration Statement, including the exhibits filed therewith; (iii) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”); (iv) the Company’s Second Amended and Restated Bylaws (the “Bylaws”); and (v) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize the Plan and authorize and provide for the filing of the Registration Statement. We have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

K&L GATES LLP

K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH PA 15222-2613

T +1 412 355 6500     F +1 412 355 6501 klgates.com

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP